Free Writing Prospectus dated August 13, 2026

Relating to Prospectus dated February 13, 2025

Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-284905

PRESS RELEASE	INVESTOR & MEDIA CONTACT Birkenstock Holding plc ir@Birkenstock-holding.com
LONDON, UNITED KINGDOM || AUGUST 13, 2026

BIRKENSTOCK ANNOUNCES LAUNCH OF SECONDARY OFFERING AND CONCURRENT SHARE REPURCHASE

Birkenstock Holding plc (“BIRKENSTOCK”) announced today the commencement of an underwritten secondary public offering of $1,000 million of BIRKENSTOCK’s ordinary shares (the “Ordinary Shares”) to be sold by BK LC Lux MidCo S.à r.l. (“MidCo”), an entity affiliated with L Catterton (the “Selling Shareholder”). The Selling Shareholder intends to grant the underwriter a 30-day option to purchase up to a number of additional Ordinary Shares equal to 15% of the total number of Ordinary Shares sold by the Selling Shareholder in the offering (including the Ordinary Shares subject to the repurchase described below). BIRKENSTOCK is not selling any Ordinary Shares in the offering and will not receive any proceeds from the sale of the Ordinary Shares being offered by the Selling Shareholder.

Subject to the completion of this offering, BIRKENSTOCK has authorized the repurchase, by way of redemption from the underwriter, of up to $500 million of Ordinary Shares that are subject to this offering, at a price per share equal to the price paid by the underwriter in the offering, with such redeemed Ordinary Shares to be cancelled and no longer outstanding following the completion of the redemption. The underwriter will not receive any underwriting fees for the Ordinary Shares being repurchased by BIRKENSTOCK.

The offering is subject to market and other conditions, and the final number of Ordinary Shares to be sold and the other terms of the offering will be determined at the time of pricing.

J.P. Morgan is acting as underwriter for the proposed offering.

An automatic shelf registration statement on Form F-3ASR (File No. 333-284905) relating to the resale of the Ordinary Shares was previously filed by BIRKENSTOCK with the United States Securities and Exchange Commission (the “SEC”) and became effective upon filing on February 13, 2025 (the “Registration Statement”). A prospectus supplement relating to the offering will be filed with the SEC. Before you invest, you should read the prospectus and the documents incorporated by reference in that Registration Statement, as well as the prospectus supplement related to the offering, for more complete information

BIRKENSTOCK HOLDING PLC || press release || AUGUST 13, 2026

about BIRKENSTOCK and the offering. You may obtain these documents for free by visiting the SEC website at www.sec.gov. Copies of the prospectus supplement relating to the proposed offering may also be obtained from J.P. Morgan Securities LLC, Attention: c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or email: prospectus-eq_fi@jpmchase.com and postsalemanualrequests@broadridge.com.

The proposed offering will be made only by means of a prospectus supplement and the accompanying prospectus. This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The proposed offering is subject to market conditions, and there can be no assurance as to whether or when the proposed offering may be completed, or as to the actual size or terms of the proposed offering. Any offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time prior to notice of its acceptance given after the effective date.

This press release shall also not be considered an offer of securities in any member state (each, a “Member State”) of the European Economic Area (“EEA”) or in the United Kingdom. This press release does not constitute a “prospectus” within the meaning of Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”) or for the purposes of the Prospectus Rules: Admission to Trading on a Regulated Market sourcebook. In the EEA, any potential offer of securities would only be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offer of securities. In the United Kingdom, any potential offer of securities would only be made pursuant to an exemption under the Public Offers and Admissions to Trading Regulations 2024 from the prohibition on public offers of securities.

This press release is only directed at: (i) in the United Kingdom, persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”); (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order; (iii) persons who are outside the United Kingdom; and (iv) any other person to whom it can otherwise be lawfully distributed (all such persons together being referred to as “Relevant Persons”). Any investment or investment activity to which this press release relates is available only to and will be engaged in only with Relevant Persons, and any person who is not a Relevant Person should not rely on it.

ABOUT BIRKENSTOCK

BIRKENSTOCK is a footwear company with a history dating back to 1774, specializing in products designed for foot support. BIRKENSTOCK manufactures and sells footwear, including sandals and shoes, as well as sleep systems and natural cosmetics.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this press release may constitute “forward-looking” statements and information within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of

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1995. Such forward-looking statements relate to our current expectations and views of future events, including our current expectations and views with respect to, among other things, the proposed offering of Ordinary Shares. Forward-looking statements include all statements that do not relate to matters of historical fact. In some cases, you can identify these forward-looking statements by the use of words such as “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “estimate”, “potential,” “aim,” “assume,” “continue,” “forecast,” “guidance,” “may,” “ongoing,” “predict,” “project,” “seek,” “target,” “will,” “would” or similar words or phrases, or the negatives of those words or phrases. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward- looking statements. Our actual results could differ materially from those expected in our forward-looking statements for many reasons, including the factors described in the sections titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in our Annual Report on Form 20-F filed with the U.S. Securities and Exchange Commission on December 18, 2025, as updated, from time to time, by our reports on Form 6-K that update, supplement or supersede such information. Any forward-looking statement made by us in this press release speaks only as of the date of this press release and is expressly qualified in its entirety by the cautionary statements included in this press release. BIRKENSTOCK undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by law.

INVESTOR & MEDIA CONTACT

Birkenstock Holding plc

ir@birkenstock-holding.com

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